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                                                                    EXHIBIT 10.2

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [Intentionally Redacted]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

    DIAGNOSTIC AND DRUG PRODUCT MANUFACTURING, SUPPLY AND MARKETING AGREEMENT

This Diagnostic and Drug Product Manufacturing, Supply and Marketing Agreement (the "Agreement") is made and entered into as of the 10th day of May, 2004, by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation ("Spectrum") with its principal office at 157 Technology Drive, Irvine, California, USA, 92618, and Shantha Biotechnics Pvt. Ltd., a private limited company organized under the laws of India ("Shantha") with its principal office at Serene Chambers, 111rd Floor, Road No. 7, Banjara Hills, Hyderabad - 500 034, India.

                                    RECITALS:

A. Shantha currently manufactures Diagnostic Products and Biotech Products at its facilities in India. Shantha possesses technologies and manufacturing capabilities that allow Shantha to manufacture such products with high quality and at a low cost.

B. Spectrum possesses skills and experience in filing and processing applications for approval of drugs with the FDA; and Spectrum also possesses skills and experience in marketing and distributing drugs, particularly in the United States.

C. The parties share a belief that by working together they can successfully obtain regulatory approval for, and thereafter market and distribute, many of Shantha's current and future products in the United States.

                                    AGREEMENT

IN CONSIDERATION of the above recitals and the mutual covenants set forth below, the parties agree as follows:

1. Definitions. The following terms will have the meanings given them below:

Act means the Federal Food, Drug and Cosmetic Act, as amended from time to time.

ARA means an application for regulatory approval submitted to the FDA for approval to market, distribute and sell a particular Product in the Territory in form and content prescribed by the Act and the Regulations. Depending upon the particular Product the ARA may be an abbreviated new drug application or other form of application.

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Biotech Products means those biotech products manufactured by Shantha and listed on Exhibit A, as amended from time to time.

cGMP's means the then current Good Manufacturing Practices as defined in parts 210 and 211 of Title 21 of the Regulations.

Confidential Information means information about a party's operations, methods of doing business, research and development, know how, customers, trade secrets, manufacturing methods, finances, testing and bench-marking procedures and results and other confidential and proprietary information belonging to a party. Confidential Information does not include information which (i) was or falls into the public domain other than as a result of a disclosure by the receiving party or its Representatives, (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Representatives, provided that such source is not bound by a confidentiality obligation with the disclosing party, (iii) was within the receiving party's possession prior to it being furnished to the receiving party by or on behalf of the disclosing party provided the source of such information was not bound by a confidentiality obligation with the disclosing party with respect thereto or (iv) is disclosed pursuant to a valid order of a court or authorized government agency provided that the receiving party has given the disclosing party an opportunity to defend, limit or protect such disclosure.

Diagnostic Products means those diagnostic products manufactured by or on behalf of Shantha and listed on Exhibit A, as amended from time to time.

FDA means the United States Food and Drug Administration.

Force Majeure means acts of war, terrorism or civil strife, labor disputes such as strikes and lockouts, major accidents, substantial and protracted failure of computer systems, acts of God, and acts of government that materially interrupt business operations for an extended period of time and are beyond the control of the party affected by the event.

Governmental Authority means any national, federal, state or local governmental, judicial or regulatory authority, whether foreign or domestic, with authority over the activities of either party under this Agreement.

Laws mean the statutes, regulations, decisions, rules and orders of any Governmental Authority relating to the activities of either party under this Agreement.

Liabilities mean any claims, actions, suits, losses, liabilities, penalties, costs, damages, charges and expenses, including attorneys' fees, expert witness fees and other costs of suit.

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Product IP Rights mean, with respect to each Product, worldwide Patents, Trade
Secrets, Copyrights, Trademarks, trade names and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing. For purposes of this Agreement: (a) "Patents" means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications, including provisional applications, for letters patent or rights, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and other government issued or granted indicia of invention ownership, including any reissue, extension, division, continuation or continuation-in-part applications throughout the world; (b) "Trade Secrets" means all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries; (c) "Copyrights" shall mean all copyrights, and all other literary property and authorship rights, and all right, title, and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; and
(d) "Trademarks" means all right, title and interest in all trademark, service mark, trade name and trade dress rights arising under the common law, state law, federal laws and laws of foreign countries, and all right, title, and interest in all trademark, service mark, trade name and trade dress applications and registrations interests throughout the world. Product IP Rights include, but are not limited to, the Patents, Trade Secrets, Copyrights and Trademarks listed on Exhibit B.

Products means Diagnostic Products and Biotech Products collectively, and any other drug or device products that may be added by the parties to Exhibit A.

Records mean all documents, reports, studies, data and other information relating to the source of raw materials, manufacture, packaging, storage, labeling, shipping and delivery of Products.

Regulations mean the rules and regulations adopted and amended from time to time by the FDA under the Act including those contained in the Code of Federal Regulations.

Representatives mean a party's officers, directors, employees, agents, advisors and insurers.

Specifications means, with respect to each Product, the procedures and acceptance criteria for handling, manufacturing, packaging, labeling, storing and shipping each Product under this Agreement, as may be set forth in this Agreement or in any separate Supply Supplement, and as may be amended by the parties from time to time. Specifications include all specifications for each Product contained in the then current United States Pharmacopoeia ("USP") and/or other compendia as applicable.

Supply Supplement means a written addendum to this Agreement that may set forth certain specific terms and provisions with respect to the manufacturing, packaging, labeling, storing, pricing, ordering, shipping, delivery, testing, acceptance, marketing or distribution of a specific Product.

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Territory means the United States of America and its territories. The Territory may be expanded with respect to specific Products as may be specified in Supply Supplements.

2. General Agreement.

(a) ARA Process. Spectrum will, at its expense, prepare and submit to the FDA ARAs for the Products. Following the filing of each ARA, Spectrum will use commercially reasonable efforts to seek expeditious approval of such ARA from the FDA, and if approved, to thereafter amend and maintain, at its expense, such ARA as may be necessary. In addition, Spectrum will arrange for, manage, and bear all costs for qualified patent counsel to review Shantha's Product IP Rights for each such Product and any and all production processes relating to the Product for infringement or potential infringement in the Territory.

(b) Clinical Trials. In the event that any pre-clinical or clinical trials or other Product specific scientific studies are required to be undertaken in the Territory for ARA submission, then Spectrum will arrange for, manage, and bear all costs related to the conduct of such trials and studies. However, in the event that any of the required pre-clinical or clinical trials or other Product specific scientific studies for ARA submission can be undertaken in India, Shantha will arrange for, manage, and bear all costs related to the conduct of such trials and studies.

(c) Ownership of ARA and Exclusive License. Upon approval of each ARA, the ownership of each ARA for each Product will be jointly held by Shantha and Spectrum. Shantha grants to Spectrum an exclusive license to its half of each ARA and to the rights arising there under in the Territory and an exclusive license to use the Product IP Rights to the extent necessary or appropriate to facilitate the performance of Spectrum's obligations and the exercise of Spectrum's rights under this Agreement, including marketing, distributing and selling the Products in the Territory.

(d) Manufacture and Sale of Products. As soon as the Product may be lawfully sold in the Territory, Spectrum will, at its expense, use commercially reasonable efforts, either directly or through its relationships with third parties, to market, distribute and sell the Product(s). Shantha will, at its expense, manufacture, package, label, ship and deliver the Products to Spectrum at the agreed upon amounts set forth in the Supply Supplements.

(e) Detailed Terms. The above general terms are described in more detail below.

3. Appointment of Distributorship.

(a) Exclusive Distributorship. Shantha appoints Spectrum as its exclusive distributor (even as to Shantha) for Products in the Territory.

(b) Intellectual Property License. Shantha grants to Spectrum an exclusive license to use the Product IP Rights for the purpose of seeking regulatory approval for the Products in the Territory and for marketing, distributing and selling the Products

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in the Territory. The Product IP Rights will be used by Spectrum solely to perform its duties under, and to achieve the purposes of, this Agreement. Shantha reserves the right to review at any time Spectrum's use of the Product IP Rights to assure proper use and that Spectrum's use hereunder does not harm or disparage the Product IP Rights in the Territory. Spectrum will make commercially reasonable efforts to assure that Product IP Rights on the packaged Products imported by Spectrum into the Territory from Shantha are not modified, altered or obliterated without Shantha's consent.

4. Due Diligence Program. Promptly following execution of this Agreement, the parties jointly will pursue a due diligence program in order to develop information needed to create an effective strategy for manufacturing, seeking regulatory approval for, and thereafter marketing the Products in the Territory. As owner and manufacturer of the Products, Shantha will provide to Spectrum as Spectrum may reasonably request, at Shantha's expense, such documents, studies, reports, technical information and data about the Products and Shantha's facilities as may be needed to pursue regulatory approvals in the Territory. As Shantha's exclusive distributor in the Territory, Spectrum will provide to Shantha as Shantha may reasonably request, at Spectrum's expense, services, advice and guidance about the nature, scope and content of the documents, studies, reports, technical information and data about the Products and Shantha's facilities as may be needed to pursue regulatory approvals in the Territory, and will also provide, at its expense, such market research and studies as may be needed to reasonably understand the potential market for each Product in the Territory and to arrive at a fair and reasonable price for the Products as herein contemplated. Consistent with this principle, the due diligence program will include, but is not limited to, the following activities:

(a) Product Process Timelines. The parties do not contemplate beginning regulatory processing for all the Products immediately. The parties do contemplate that the Diagnostic Products are likely to be the first Products for which the parties will seek regulatory approval and thereafter distribute in the Territory. The parties will prepare a master plan which will specify the parties' then current intent regarding the approximate time for commencement of due diligence program activities and filing of an ARA for each Product. The parties will use their respective best efforts to complete the master plan within 90 days after signing this Agreement unless such time period is extended by mutual agreement of the parties. The master plan will be updated by the parties from time to time to adjust for changes in circumstances. Upon completion of the master plan, the parties will prepare Product specific timelines for each Product. Each Product specific timeline will include the anticipated milestones that must be accomplished to seek and obtain regulatory approval for the Product and the estimated time of completion of each milestone. The Product specific timelines will also be updated from time to time to adjust for changes in circumstances. The parties each will work diligently to perform their respective obligations in accordance with the timelines. The parties will periodically meet in person or telephonically in order to discuss and review the master plan and the Product specific timelines.

                                                                               5
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(b) Patent Review. Early in the Product specific timeline for each Product,
Spectrum will arrange for, manage, and bear all costs for qualified patent counsel ("Counsel") to review Shantha's Product IP Rights for each such Product and any and all production processes relating to the Product for infringement or potential infringement in the Territory and provide to Shantha, if requested, a professional assessment regarding whether such Product (and in particular Shantha's Patents relative to such Product) and production processes relating to such Product are likely to infringe any third party patent rights enforceable in the Territory. Shantha shall reasonably cooperate with Spectrum during the course of such review and shall make available all documents and personnel reasonably requested by Spectrum. In the event that Counsel determines that any of Shantha's Product IP Rights relating to any specific Product or production process are infringing, Shantha will take immediate specific action at its own expense to correct the specific infringement. If Shantha does not, in Counsel's opinion, correct such infringement within, in Spectrum's opinion, a reasonable time period of notification of such infringement by Spectrum, Spectrum shall have the right to terminate this Agreement with respect to such infringing Product or Product related to such infringing production process.

(c) Manufacturing and Quality Management Assessment. Spectrum will provide a review of Shantha's manufacturing and quality management processes and prepare an assessment of identified weaknesses that will need remediation in order to meet FDA Regulations generally and cGMP's specifically. All expenses incurred in India (including local expenses incurred by Spectrum personnel and/or consultants visiting Shantha's facilities) for the purpose of Product, process and facility evaluations including cGMP's will be borne by Shantha; and all remediation actions will be promptly completed as provided in Section 5(b) below. Spectrum will bear the cost of air travel from the U.S. to India for its personnel and/or consultants.

(d) Mapping the Regulatory Pathway. For each Product, Spectrum, at it's own cost, will prepare a detailed map of the specific tasks that will need to be accomplished in order to prepare and submit an ARA. The Product specific timeline will be updated to reflect the results of this study and the regulatory pathway mapping.

(e) Clinical Trials and other Studies. In the event that any pre-clinical or clinical trials or other Product specific scientific studies are required to be undertaken in the Territory for ARA submission, then Spectrum will arrange for, manage, and bear all costs related to the conduct of such trials and studies. However, in the event that any of the required pre-clinical or clinical trials or other Product specific scientific studies for ARA submission can be undertaken in India, Shantha will arrange for, manage, and bear all costs related to the conduct of such trials and studies.

(f) After the parties mutually agree to begin the due diligence process for a Product, Spectrum will work diligently to complete the due diligence process for such Product as quickly as practical.

5. Obligations of Shantha. Shantha represents and agrees as follows:

                                                                               6
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(a) Manufacturing, Manufacturing Permits, Inspections and Compliance with Laws.
Shantha will, at its expense, manufacture, package, label, ship and deliver the Products to Spectrum at the agreed upon amounts set forth in the Supply Supplements. Shantha has the necessary manufacturing capacity and will maintain such capacity to meet Spectrum's demand for Product as will be set forth in the Supply Supplements. Shantha, and as applicable, Shantha's suppliers, presently possesses, and during the term of this Agreement will maintain, in full force and in good standing, all manufacturing licenses, inspections, approvals and permissions necessary or appropriate for the manufacture, packaging, storing, labeling, shipping and delivery of Products to the Territory for the purpose of marketing, distribution and sale of Products in the Territory, including without limitation inspections and approvals required by the FDA or other Governmental Authority. Shantha, and as applicable, Shantha's suppliers, will comply with the requirements of all Laws, including without limitation the Act, Regulations and cGMP's, applicable to the manufacture, purity, packaging, labeling, storing, shipping and delivery of the Products. Shantha will procure raw materials for the manufacture of Products only from suppliers whose manufacturing facilities meet applicable FDA requirements. Shantha will assure that all facilities used in manufacturing, packaging, labeling, storing and shipping of Products meet requirements imposed by applicable Laws or Regulations and are available for inspection and audit by the FDA, other Governmental Authorities and Spectrum representatives on reasonable notice. Inspections and audits by Spectrum will be conducted during normal business hours and in such a way to avoid disturbing or interfering with normal business operations. Shantha will provide validation of manufacturing, packaging and testing procedures as may be required by any Law.

(b) Prompt Remediation. Any deficiency or non-compliance in any manufacturing, packaging, storing, labeling or shipping procedure or facility (whether self-identified or discovered in the course of an inspection by the FDA, other Governmental Authority or Spectrum) will be promptly cured by Shantha at its expense.

(c) ARA Support and Technical Information. Shantha will provide to Spectrum all documents, studies, reports, technical information and data necessary or appropriate to enable Spectrum to prepare the ARAs for the Products, to seek approval of such ARAs from the FDA and to thereafter support and amend such ARAs as may be necessary. Shantha will also provide to Spectrum all documents, studies, reports, technical information and data, to the extent of Shantha's area of responsibility, as may be necessary or appropriate to enable Spectrum to market, distribute and sell the Products in the Territory.

(d) Documents and Records. Shantha will ensure that Product Records are maintained as required by applicable Laws, and in any event for not less than seven (7) years from the date of manufacture of such Product. Shantha will provide copies of Records to Spectrum, FDA and other Governmental Authorities as may be reasonably requested from time to time.

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

(e) Communication with Governmental Authorities. Shantha shall not, without the consent of Spectrum, initiate any correspondence or communication with the FDA or with any other United States domestic Governmental Authority (including adverse drug experience reports and serious adverse drug experience reports to the FDA and/or other United States domestic Governmental Authorities), concerning a Product or an ARA for a Product. Furthermore, Shantha shall, promptly upon receipt of any communication from the FDA or from any other United States domestic Governmental Authority relating to a Product or an ARA for a Product, forward a copy or description of the same to Spectrum and respond to all inquiries by Spectrum relating thereto. Spectrum shall, promptly upon receipt of any communication from the FDA or from any other United States domestic Governmental Authority relating to a Product or an ARA for a Product, forward a copy or description of the same to Shantha and respond to all inquiries by Shantha relating thereto. Shantha will promptly inform Spectrum of any serious adverse events or deaths anywhere in the world associated with the use of the Products.

6. Obligations of Spectrum. Spectrum represents and agrees as follows:

(a) ARA Preparation and Processing. Spectrum will, at its expense, prepare and submit to the FDA ARAs for the Products. The parties will create a timeline for ARA preparation for the various Products. The timeline will be updated from time to time. The parties acknowledge that many factors and variables may affect the timing of preparation of ARAs for various Products. The parties will negotiate in good faith to establish, and from time to time update, the timeline for ARA preparation. Spectrum will prepare ARAs based on information provided by Shantha, particularly information provided under Section 5(c) above. Spectrum will rely on the accuracy of such information without further investigation or validation. Following the filing of each ARA, Spectrum will use commercially reasonable efforts to seek expeditious approval of such ARA from the FDA, and if approved, to thereafter amend and maintain, at its expense, such ARA as may be necessary.

(b) Compliance with Laws. Spectrum will comply with the requirements of all Laws, including without limitation the Act, Regulations and cGMP's, applicable to the performance of Spectrum's obligations under this Agreement.

(c) Marketing and Distribution. Upon approval of each ARA (or as soon thereafter as the Product may be lawfully sold in the Territory), Spectrum will, at its expense, use commercially reasonable efforts, either directly or through its relationships with third parties, to market, distribute and sell the Product(s). Spectrum will prepare and review with Shantha a marketing plan for each Product. Each marketing plan will include marketing practices common to marketing the particular type of Product in the Territory. The marketing plan will include sales promotion activities as Spectrum, in its discretion, deems necessary or appropriate for the marketing and distribution of the Product(s) in the Territory. The marketing plan for each Product will be reviewed by the parties and updated by Spectrum from time to time as may be necessary or appropriate to adjust to changing market and competitive conditions in the Territory.

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7. Product Warranty, Complaints, Adverse Drug Experience Reports and Recalls.

(a) Product Warranty. Shantha represents and warrants that the Products will be manufactured, packaged, labeled, stored, shipped and delivered in compliance with all Laws and otherwise in accordance with Shantha's covenants in Section 5 above. Shantha represents and warrants that the Products will be of merchantable quality, free from defects and not adulterated or misbranded under the terms of the Act.

(b) Complaints. Each party shall notify the other party promptly after receipt of any complaints which it receives concerning a Product; provided that all complaints concerning suspected or actual Product tampering, damage, contamination or mix-up (e.g., wrong ingredients or incorrect labeling) shall be delivered to Shantha within two (2) business days of Spectrum's receipt of the same. Neither party shall take any other action in respect of any such complaint without the other party's consent, unless otherwise required by Law.

(c) Adverse Drug Experience Reports. Spectrum shall have the sole responsibility for evaluation of, and, as required by the Act and the Regulations, for reporting of adverse drug experiences to, the FDA. Each party shall notify the other party of all adverse drug experience reports as defined in the Regulations within two (2) business days after such report becomes known to such party. Shantha shall not disclose any information concerning adverse drug experience reports or serious adverse drug experience reports to any person, the FDA or any Governmental Authority without Spectrum's prior consent and Spectrum shall have the sole discretion to determine whether any complaint, adverse drug experience report or serious adverse drug experience report must be reported to the FDA or any other Governmental Authority. Within ten (10) business days after submission, Spectrum shall provide Shantha with copies of all fifteen (15) day "Alert Reports" submitted to the FDA that relate to a Product. Within ten (10) days after submission, Spectrum shall provide Shantha with copies of all periodic adverse drug experience reports submitted to the FDA that relate to a Product.

(d) Recalls. Spectrum and Shantha shall both have the authority to make decisions with respect to any recall, market withdrawal or any other corrective action related to a Product. Spectrum shall promptly notify Shantha of any mandatory recall, market withdrawal, any corrective action that it may take or any other corrective action required by the FDA regarding a Product in the Territory. If a corrective action is due to Shantha's negligence, recklessness, willful misconduct or breach of this Agreement, any defect in design of a Product, or any failure of a Product to meet its specifications, Shantha shall reimburse Spectrum for the amount paid by Spectrum for any orders of the Product subject to such recall and all of the reasonable costs and expenses actually incurred by Spectrum in connection with such corrective action, including, but not limited to, administration of the recall and costs for notification and for retrieving Product already delivered to customers. If a corrective action is due to Spectrum's negligence, recklessness, willful misconduct or breach of this Agreement, or the promotion or marketing of the Product in the Territory, Spectrum shall reimburse Shantha for all the

                                                                               9
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reasonable costs and expenses actually incurred by Shantha in connection with such corrective action, including but not limited to, costs for notification and for retrieving Product already delivered to customers. If a corrective action results from a cause other than the negligence, recklessness, willful misconduct or breach of this Agreement of or by Spectrum or Shantha, the parties hereto shall share equally, all of the costs of the corrective action, including the amount paid by Spectrum for any orders of the Product subject to such corrective action. Prior to any reimbursements pursuant to this Section, the party claiming any reimbursement shall provide the other party with reasonably acceptable documentation of all reimbursable costs and expenses.

8. Intellectual Property.

(a) ARA Ownership. The ownership of each ARA for each Product will be jointly held by Shantha and Spectrum. In addition, Shantha grants to Spectrum an exclusive license to its half of each ARA and to the rights arising there under in the Territory to the extent necessary or appropriate to facilitate the performance of Spectrum's obligations and the exercise of Spectrum's rights under this Agreement.

(b) Product IP Rights. Shantha represents and warrants that it is the owner of the Product IP Rights, including those listed on Exhibit B and such Product IP Rights are all that is necessary to lawfully manufacture and sell the Products to Spectrum. Shantha represents and warrants that the Product IP Rights do not infringe any intellectual property rights held by any party in India that may interfere with Shantha's ability to lawfully manufacture and sell the Products to Spectrum. Except for the limited license rights granted to Spectrum in
Section 3(b) and 8(a) of this Agreement, all right, title and interest in and to the Product IP Rights remain owned by Shantha.

(c) Product IP Rights Indemnity and Infringement Defense. Spectrum will indemnify and defend Shantha and its Representatives from and against all Liabilities relating to or arising from any infringement, or alleged infringement, in the Territory of any intellectual property rights held by any third party by any Product IP Rights related to Products distributed by Spectrum under this Agreement. Shantha will fully cooperate in the defense of any infringement actions and provide such information and assistance as may be necessary or appropriate in the defense of such action.

(d) Product IP Rights Infringement Prosecution. If Spectrum learns of a potential infringement in the Territory by a third party of any Product IP Rights related to Products distributed by Spectrum under this Agreement, then Spectrum will notify Shantha of the matter promptly. The parties, at Spectrum's expense, will then take such commercially reasonable efforts as may be necessary or appropriate to investigate and stop the infringement, including if necessary seeking judicial relief.

9. Orders, Price and Shipping. Subject to the terms of any Product specific Supply Supplement that may be entered into hereafter, the parties agree:

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(a) Placement of Orders. At least once a year Spectrum will provide to Shantha a report disclosing Spectrum's evaluation of the market in the Territory for each approved Product. As used herein, an "approved Product" means a Product for which the ARA has been approved by the FDA and Spectrum may lawfully sell the Product in the Territory. Spectrum will place written orders with Shantha for supply of approved Products from time to time. Spectrum will place orders at least 60 days before Spectrum's specified delivery date. Shantha will supply Product in accordance with such purchase orders.

(b) Delivery, Inspection and Acceptance. Shantha will deliver the Products to the port or location in the Territory specified in the purchase order. Spectrum may inspect the Products for obvious nonconformance with the purchase order within 60 days following delivery. Spectrum will notify Shantha of its acceptance or rejection of any Products within the 60-day period. Spectrum's failure to notify Shantha of rejection within the 60-day period will be deemed acceptance of the shipment by Spectrum, subject to recourse, pursuant to the Laws and this Agreement, for latent defects that may be identified subsequently.

(c) Price. Shantha will sell the Products to Spectrum for a transfer price that allows Spectrum to recover the costs of gaining regulatory approval for the Product, marketing and distributing the Product, allocable overhead expenses and a commercially reasonable profit. The transfer price for each Product will be set forth in a Supply Supplement at or before the date of filing of the Product ARA with the FDA. If market circumstances change before sale and distribution of a Product begins which causes Spectrum to believe the agreed transfer price is not commercially feasible, then the parties will renegotiate the transfer price consistent with the principles described above in this section.

(d) Market Price Adjustments. Circumstances may arise in which competition for a Product has increased causing price erosion. If Spectrum is not able to sell commercially reasonable quantities of a Product at a price mutually acceptable to both parties, then the parties will renegotiate the price for the Product consistent with the principle set forth in Section 9(c) above. When a new price is set then Shantha will credit Spectrum for the differential cost multiplied by the quantity of shelf stock that Spectrum and Spectrum's distribution channel customers own at the time of price revision. If the parties cannot agree upon a revised price for a Product, then either party may require that the revision of the price be submitted to non-binding arbitration. For this purpose, each party will appoint an arbitrator and the two shall appoint a third, neutral arbitrator. Each arbitrator must have substantial experience in the generic drug industry in the Territory. The arbitration process must be completed within 90 days after a party makes demand for such price arbitration. If, after such arbitration, the parties cannot agree upon a revised price, then Spectrum may cancel all open purchase orders for such Product, return unsold Product for full credit and have no further obligation for purchase of such Product.

(e) Shipping Terms and Risk of Loss. Shantha will deliver Products in accordance with purchase orders to a port of entry in the Territory specified by Spectrum in the applicable purchase order. Product will be shipped CIF (cost, insurance and freight to

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port of entry paid by Shantha). The risk of loss for the Product will transfer to Spectrum upon acceptance of the Products at the port of entry.

(f) Payment Terms. Shantha will issue its invoice to Spectrum following shipment of Products. Payment terms are by irrevocable, confirmed Letter of Credit net 30 days from the date of receipt of the Product by Spectrum.

10. Term and Termination.

(a) Term. The initial term of this Agreement is 10 years from the date of this Agreement, and will automatically renew thereafter for successive 3 year periods unless written notice of non-renewal is given by either party at least 1 year prior to any renewal date or unless earlier terminated as provided below.

(b) Termination. This Agreement may be terminated in whole or with respect to a particular Product prior to the natural expiration of this Agreement as follows:

      (i) This Agreement may be terminated either in whole or with respect to a particular Product at any time by agreement of the Parties.

      (ii) This Agreement may be terminated by either party if the other party has directly, through no fault of any third party, failed to perform its obligations under this Agreement and therefore has committed a material breach of this Agreement and has failed to cure such breach within 180 days following delivery of written notice of the breach. If the breach relates only to a particular Product or Products, then the termination will be limited to the Product or Products to which the uncured breach relates.

      (iii) This Agreement may be terminated with respect to a particular Product by Spectrum pursuant to Section 4(b) above.

      (iv) This Agreement may be terminated either in whole or with respect to a particular Product by either party pursuant to Section 13(b) below.

      (v) This Agreement may be terminated by either party with respect to a particular Product or Products if the parties are unable to agree upon an initial price or a price adjustment as provided in section 9(c) and (d) above.

      (vi) In case of termination, each Supply Supplement will address the effect of termination upon each party's rights with respect to the Product (and the ARA for the Product) that is affected by termination.

(c) Effect of Termination. Following any expiration or termination hereunder Spectrum either may return any unsold Product to Shantha for full credit, or may reserve the right to continue to market and distribute any then existing inventory and all Spectrum's rights and duties hereunder shall continue for up to one (1) year or until all such inventory is disposed of by Spectrum whichever is earlier.

(d) Survival of Certain Duties. The parties' duties under the following provisions will survive expiration or termination of this Agreement: 1 (Definitions), 5(d) (Documents and Records), 7 (Product Warranty, Complaints, Adverse Drug Experience Reports and Recalls), 8(a) (ARA Ownership), 8(c) (Product IP Rights Indemnity and Infringement Defense), 10 (Termination), 11 (Indemnification and Insurance), 12 (Confidential Information), and 13 (General Provisions).

11. Indemnification and Insurance.

(a) Indemnity by Spectrum. Spectrum will indemnify and defend Shantha and its Representatives from and against all Liabilities relating to or arising from (i) Spectrum's negligence, recklessness or willful misconduct in connection with its activities under this Agreement, or (ii) Spectrum's acts and omissions constituting a breach of any of its covenants, representations or warranties under this Agreement.

(b) Indemnity by Shantha. Shantha will indemnify and defend Spectrum and its Representatives from and against all Liabilities relating to or arising from (i) Shantha's negligence, recklessness or willful misconduct in connection with its activities under this Agreement, or (ii) Shantha's acts or omissions constituting a breach of any of its covenants, representations or warranties under this Agreement.

(c) Insurance. Each party will maintain general liability, product liability and other insurance customary and appropriate for their respective activities under this Agreement with liability limits customarily carried by companies in similar businesses in the Territory. The product liability for the Territory covered under this agreement shall be maintained by Spectrum.

12. Confidential Information.

(a) Duty of Confidentiality. All Confidential Information received by a party hereunder which is furnished by or on behalf of the other party will be kept strictly confidential by the receiving party and its Representatives; provided, however, that (i) Confidential Information may be disclosed to the receiving party's Representatives who need to know such information (collectively "Informed Persons") in order to accomplish the business purpose for which the Confidential Information was disclosed; and (ii) any such Confidential Information may be disclosed to any person or entity to which the disclosing party consents in advance in writing. The receiving party will not use or suffer others to use Confidential Information for its own benefit, the benefit of any third party or for any purpose other than the limited purpose for which it is disclosed hereunder. The receiving party will take appropriate and reasonable steps to ensure the protection, confidentiality and security of the Confidential Information including assuring that all Informed Persons are aware of the confidential or proprietary nature of the Confidential Information and agree to be bound by the terms of this Section 12.

(b) Return of Confidential Information. Upon termination or expiration of this Agreement or at such earlier time as disclosing party may request, the receiving party shall return to the disclosing party all copies of the Confidential Information, shall delete all Confidential Information that may reside on any computer system owned or under the control of the receiving party or its Representatives (including from backup tapes) and shall destroy (and certify the destruction of) any and all other documents that may contain abstracts, excerpts or other portions of the Confidential Information.

(c) Equitable Remedy. The parties agree that money damages would not be a sufficient remedy for any breach of this section by party and that a disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach, and receiving party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for receiving party's breach of this Agreement, but shall be in additional to all other remedies available at law or in equity to a disclosing party.

13. General Provisions.

(a) Dispute Resolution. All disputes, claims or controversies, in contract or in tort, arising out of or relating to this Agreement, that are not resolved by the parties' good faith attempt to negotiate a resolution shall be, pursuant to the provisions of California Code of Civil Procedure Section 638, submitted to one referee in Orange County, California (except breaches of the confidentiality duty for which equitable relief may be sought immediately from any court of competent jurisdiction under section 12(c) above). The referee must have substantial experience in resolving disputes involving the pharmaceuticals industry generally, and the generic pharmaceuticals industry specifically. The referee, without a jury, is to try the entire case, including any issues of fact and/or law, and is to report his statement of decision in writing to the Court within twenty days after the close of testimony. The statement of decision shall be filed with the court and judgment entered thereon in the same manner as if the action had been tried by the superior court. The referee shall also hear and determine any post-trial motions, including, but not limited to, motions for new trial. The prevailing party will be entitled to recovery of its attorneys' fees, expert witness fees and costs of suit in addition to any other recovery or relief to which it may be entitled.

(b) Force Majeure. If an event of Force Majeure materially hinders a party's performance of its duties and if the affected party gives notice of the event to the other party, then the time for the affected party's performance will be extended by the duration of the event and the other party may suspend its duties for the same duration. If continuance of the Agreement becomes impossible because of the event and a date for resumption of performance cannot be agreed upon, then either party may terminate this Agreement by providing notice to the other party. If the event affects less than all Products covered by this Agreement then the termination will be limited to the Products affected by the event of Force Majeure.

(c) Assignment. This Agreement may not be assigned by either party without the consent of the other party. The parties may delegate or sub-contract their obligations to third parties provided principal responsibility remains with party delegating or sub-contracting the obligation. A merger, sale of substantially all of a party's assets or other business combination will not be deemed an assignment for purposes of this section. This Agreement is binding on, and may be enforced against, the parties respective successors and assigns.

(d) Governing Law. This Agreement will be governed and interpreted under the laws of the State of California.

(e) Notices. All notices must be in writing, and may be delivered either personally, by courier, overnight delivery service or post provided proof of delivery is available or by electronic delivery provided acknowledgment of receipt by the other party is received. The effective date of delivery is date of actual delivery. The parties' addresses for notice are (and may be changed by subsequent, like notice):

Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618 USA
Attn: Dr. Rajesh Shrotriya, Chairman, CEO and President
Telefax: 949-788-6706
Email: rshrotriya@spectrumpharm.com

Shantha Biotechnics Pvt. Ltd.
Serene Chambers, 111rd Floor
Road No. 7,
Banjara Hills, Hyderabad, 500 034, India
Attn: Mr. Varaprasad Reddy, Managing Director
Telefax: 011-91-40-23541713
Email: varaprasad@shanthabiotech.com

(f) Amendments. This Agreement may only be amended in writing signed and delivered by both parties.

(g) Entire Agreement. This Agreement, together with the Supply Supplements that may be entered into hereafter and purchase orders submitted by Spectrum as contemplated in this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior negotiations, discussions, understandings and agreements with respect to the subject matter hereof; except that prior confidential information agreements between the parties will remain in existence to the extent not inconsistent with the terms of this Agreement.

(h) Severability. If any provision of this Agreement is found to be illegal or unenforceable, such provision will be severed from the rest of the Agreement which shall be enforced without reference to the illegal or unenforceable provision.

(i) Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original and all of which together shall be one and the same agreement.

(j) Public Announcements. Neither party will make any public disclosure (by press release or otherwise) regarding this Agreement or the relationship between the parties without obtaining the prior consent of the other party. Shantha acknowledges that Spectrum is a publicly traded company subject to federal and state securities laws that regulate, among other things, disclosure of material information about Spectrum and its business. Accordingly, Spectrum may make such disclosures, without Shantha's prior consent, as it deems necessary or appropriate to comply with applicable Laws.

(k) Waiver. The failure of either party to exercise any right or option granted under this Agreement, or to require the performance by the other party hereto of any provision of this Agreement, will not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.

(l) Relationship of the Parties. This Agreement does not create any relationship of agency, partnership or employment, and the parties' relationship shall be that of independent contractors.

                            [signature page follows:]

In witness whereof this Agreement has been signed as of the date first above written.

Spectrum Pharmaceuticals, Inc.

By: /S/ RAJESH C. SHROTRIYA
    ----------------------------------------------------
    Dr. Rajesh Shrotriya, Chairman, CEO and President

Shantha Biotechnics Pvt. Ltd.

By: /S/ VARAPRASAD REDDY
    -----------------------------------------
    Mr. Varaprasad Reddy, Managing Director

                                    Exhibit A

                           (initial list of products)

Diagnostic Products:

      -     [Intentionally Redacted]

Biotech Products:

      -     [Intentionally Redacted]

      -     [Intentionally Redacted]

      -     [Intentionally Redacted]

      -     [Intentionally Redacted]

---------------
Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    Exhibit B

                                Product IP Rights

                    This will be collated and send separately

                                                                              19